Mail Stop 4561
									October 12, 2005

Mr. John T. Carson
President and Chief Executive Officer
New Media Lottery Services, Inc.
370 Neff Avenue, Suite L
Harrisonburg, VA 22801

      Re:	New Media Lottery Services, Inc.
		Form 10-KSB for Fiscal Year Ended April 30, 2005
		Filed July 29, 2005
		Form 10-QSB for Fiscal Quarter Ended July 31, 2005
		Filed September 14, 2005
		File No. 0-49884

Dear Mr. Carson:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.



							Sincerely,



Rachel Zablow
Staff Accountant